Exhibit 99(N)(3)

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders
of Apollo Investment Corporation:

Our audit of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 31, 2011 appearing in the accompanying registration statement on Form N-2 of Apollo Investment Corporation also included an audit of the senior securities table appearing on page 105.  In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
New York, NY
February 3, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017